EXHIBIT 3.1

WORKDAY, INC.

RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

    Workday, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows.

1.        The name of this corporation is Workday, Inc. and this corporation was originally incorporated pursuant to the General Corporation Law on March 16, 2012 under the name Workday, Inc.

2.        The Board of Directors of this corporation duly adopted resolutions adopting and approving the amendment and restatement of the Certificate of Incorporation of this corporation (the “Restated Certificate”), declaring the Restated Certificate to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the adoption and approval of the Restated Certificate is as follows.

RESOLVED, that the Restated Certificate is hereby adopted and approved in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.

3.        Exhibit A referred to above is attached hereto as Exhibit A and is hereby incorporated herein by this reference. This Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4.        This Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 6th day of June, 2012.

By:	/s/ Aneel Bhusri
Aneel Bhusri
Chairman, Co-Chief Executive Officer

EXHIBIT A

WORKDAY, INC.

RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I

The name of this corporation is Workday, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its resident agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A.        Authorization of Stock.   This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is 298,090,940. The total number of shares of common stock authorized to be issued is 200,000,000, par value $0.001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 98,090,940, par value $0.001 per share (the “Preferred Stock”), of which 30,000,000 shares are designated as “Series A Preferred Stock,” 16,200,000 shares are designated as “Series B Preferred Stock,” 11,386,395 shares are designated as “Series C Preferred Stock,” 10,000,000 shares are designated as “Series D Preferred Stock,” 22,954,545 shares are designated as “Series E Preferred Stock” and 7,550,000 shares are designated as “Series F Preferred Stock.”

B.        Rights, Preferences and Restrictions of Preferred Stock.   The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1.        Dividends.   Any dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate.

2.        Liquidation Preference.

(a)        In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Series F Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred and Common Stock, by reason of their ownership thereof, an amount per share equal to the sum of (i) the Original Issue Price (as defined below) for the Series F Preferred Stock plus (ii) declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series F Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series F Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a). For purposes of this Restated Certificate of Incorporation, “Original Issue Price” shall mean $0.50 per share for each share of the Series A Preferred Stock, $1.25 per share for each share of Series B Preferred Stock, $2.50 per share for each share of Series C Preferred Stock, $3.00 per share for each share of Series D Preferred Stock, $3.30 per share for each share of Series E Preferred Stock and $13.26 per share for each share of Series F Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).

(b)        Upon the completion of the distribution required by subsection (a) of this Section 2, if Proceeds remain, the holders of Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the Proceeds to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (collectively, the “Junior Preferred Stock”) and Common Stock, by reason of their ownership thereof, an amount per share equal to the sum of (i) the Original Issue Price (as defined below) for the Series E Preferred Stock plus (ii) declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series E Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (b).

(c)        Upon the completion of the distribution required by subsections (a) and (b) of this Section 2, if Proceeds remain, the holders of each series of Junior Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the Proceeds to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) the applicable Original Issue Price for such series of Preferred Stock plus (ii) declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Junior Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts under this subsection (b), then the entire remaining Proceeds legally available for distribution shall be distributed ratably among the holders of the Junior Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (c).

(d)        Upon completion of the distributions required by subsections (a), (b) and (c) of this Section 2, all of the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Series E Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all shares of Series E Preferred Stock) until, with respect to the Series E Preferred Stock, such holders shall have received the Series E Participation Cap (as defined below); thereafter, if Proceeds remain, the holders of the Common Stock of this corporation shall receive all of the remaining Proceeds pro rata based on the number of shares of Common Stock held by each. For purposes hereof, “Series E Participation Cap” shall mean $6.60 for the Series E Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series E Preferred Stock), which includes amounts paid pursuant to subsection (b) of this Section 2.

(e)        Notwithstanding the foregoing, upon any Liquidation Event each holder of Preferred Stock shall be entitled to receive, for each share of each series of Preferred Stock then held, out of the Proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in a Liquidation Event pursuant to Section 2(a), 2(b) or 2(c), as applicable, and 2(d) above (without giving effect to this Section 2(e)) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Liquidation Event after giving effect to this Section 2(e) with respect to all series of Preferred Stock simultaneously.

(f)        (i)        For purposes of this Section 2, a “Liquidation Event” shall include (A) the closing of the sale, transfer or exclusive substantially worldwide license of all or substantially all of this corporation’s assets or intellectual property, (B) the consummation of the merger or consolidation of this corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of this corporation or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale of shares of capital stock in a bona fide financing transaction shall not be deemed a “Liquidation Event.” The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis); provided, however, that the treatment of any particular transaction or series of related transactions as a Liquidation Event with respect to the Series E Preferred Stock or Series F Preferred Stock may be waived only by the vote or written consent of the holders of a majority of the outstanding Series E Preferred Stock or Series F Preferred Stock, as applicable.

(ii)        In any Liquidation Event, if Proceeds received by this corporation or its stockholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A)        Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)        If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2)        If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3)        If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors of this corporation.

(B)        The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors of this corporation.

(C)        The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, upon approval by the stockholders of the definitive agreements governing a Liquidation Event, be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii)        In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(A)        cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B)        cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(e)(iv) hereof.

(iv)        This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with Title 8 of the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of Preferred Stock that represent a majority of the voting power of all then outstanding shares of such Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(g)        Allocation of Escrow and Contingent Consideration.

(i)        In the event of a Liquidation Event where any portion of the Proceeds is placed into escrow and/or is payable to the stockholders of the corporation subject to contingencies and such portion of the Proceeds is equal to or less than twenty percent (20%) of the total Proceeds of such Liquidation Event (with such total Proceeds including the portion placed in escrow and/or subject to contingencies), notwithstanding the operation of this Section 2 the definitive agreement with respect to such transaction shall provide that the portion of such Proceeds that is placed in escrow and/or is subject to contingencies shall be allocated among the holders of capital stock of the corporation pro rata based on the amount of such consideration otherwise payable to each stockholder pursuant to this Section 2 (such that each stockholder has the same percentage of the Proceeds payable to it placed into escrow and/or subject to contingencies, as applicable).

(ii)        In the event of a Liquidation Event where any portion of the Proceeds is placed into escrow and/or is payable to the stockholders of the corporation subject to contingencies and such portion of the Proceeds is greater than twenty percent (20%) of the total Proceeds of such Liquidation Event (with such total Proceeds including the portion placed in escrow and/or subject to contingencies), the definitive agreement with respect to such transaction shall provide that (A) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of this corporation in accordance with Sections 2.2(a), 2.2(b), 2.2(c) and 2.2(d) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (B) any additional consideration which becomes payable to the stockholders of this corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of this corporation in accordance with Sections 2.2(a), 2.2(b), 2.2(c) and 2.2(d) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.        Series E and Series F Preferred Stock Resale Request.

(a)        Subject to the terms and conditions of this Section 3, if this corporation shall receive at any time after April 15, 2016 a written request from the holders of a majority of the then outstanding shares of (x) Series E Preferred Stock or (y) Series F Preferred Stock that this corporation facilitate the resale of the shares of such series of Preferred Stock held by them (a “Resale Assistance Request”), this corporation shall promptly give written notice of the Resale Assistance Request to all other holders of such series of Preferred Stock and use all commercially reasonable efforts to facilitate the resale of all of such holders’ shares of Preferred Stock, together with all of the shares of such series of Preferred Stock of any other holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of the such written notice from this corporation.

(b)        In the event of a Resale Assistance Request, this corporation shall be entitled to direct the effort to resell the shares of the applicable series of Preferred Stock, and may do so directly or indirectly (including by retaining an investment bank or financial advisor). This corporation shall make reasonably available to prospective purchasers sufficient information regarding this corporation’s business and financial condition necessary for such persons to decide whether to acquire shares of the applicable series of Preferred Stock requested to be sold, and to provide reasonable and appropriate access to the corporation’s directors, officers and key employees. Notwithstanding the foregoing, this corporation shall not be obligated to provide any information or access unless the prospective purchaser shall have entered into a confidentiality agreement with the corporation (which may contain an obligation to not solicit this corporation’s employees) and in no event shall the corporation be obligated to disclose or make available highly confidential proprietary information, trade secrets or other similar information. In addition, as part of its efforts to facilitate the resale of shares of the applicable series of Preferred Stock, this corporation shall not be under any obligation to engage or provide information to a competitor of this corporation (as reasonably determined by the Board of Directors of this corporation).

(c)        The holders of the shares of Preferred Stock requested to be sold will cooperate in good faith with this corporation to resell the shares of such series of Preferred Stock so requested to be sold, including by taking, or causing to be taken, all actions reasonably requested by this corporation in connection therewith; provided, that notwithstanding any provision herein to the contrary, each such holder will retain the sole discretion to accept or reject any offer to acquire such shares. During the period ending 180 days after this corporation’s receipt of the Resale Assistance Request, the holders of the requesting series of Preferred Stock requested to be sold shall not approach or negotiate with any person or persons with respect to the purchase of its shares of Preferred Stock other than in conjunction with the corporation and shall promptly notify this corporation of any party who, during such period, approaches such holder regarding the purchase of such holder’s shares of Preferred Stock. If prospective purchasers are willing to purchase some, but not all, of the shares of the applicable series of Preferred Stock requested for resale, then this corporation shall so advise all holders requesting resale and the number of shares that may be sold shall be allocated among holders of such series of Preferred Stock requested to be sold, pro rata based on the number of shares of such series of Preferred Stock held by each (or in such other allocation as may be agreed by the holders of a majority of such shares of the requesting series of Preferred Stock).

(d)        Any resale of shares of Series E Preferred Stock or Series F Preferred Stock facilitated in accordance with this Section 3 shall comply with any first refusal or other agreements to which the holder of such shares is bound, other than any co-sale obligations. All expenses incurred by this corporation in connection with its efforts to resell the shares of

Series E Preferred Stock or Series F Preferred Stock pursuant to this Section 3, other than fees and commissions of any financial advisor or investment bank retained by this corporation and payable by the holders of the series of Preferred Stock being sold pursuant to the next sentence, shall be borne by this corporation. The fees and commissions of any financial advisor or investment bank retained by this corporation shall be borne pro rata by the holders of the shares of Preferred Stock actually sold. The obligations of this corporation under this Section 3 with respect to a specific Resale Assistance Request shall cease on the earlier of the resale of all shares of the applicable series of Preferred Stock requested to be sold and the date that is one hundred eighty (180) days after this corporation’s receipt of such Resale Assistance Request. This corporation shall not be obligated to assist with the resale of any shares of Series E Preferred Stock or Series F Preferred Stock requested pursuant to this Section 3 if it has, within the twelve (12) month period preceding the date of such request, already responded to a Resale Assistance Request for such series pursuant to this Section 3.

(e)        Any action required of this corporation under this Section 3 with respect to a Resale Assistance Request may be waived, either prospectively or retroactively and either generally or in a particular instance, by the written consent or vote of the holders of a majority of the outstanding shares of the series of Preferred Stock requested to be sold.

4.        Redemption.

(a)        Subject to the terms and conditions of this Section 4, if less than all of the shares of Series E Preferred Stock or Series F Preferred Stock requested to be sold in connection with a Resale Assistance Request are sold, then at any time during the period beginning on the date that is one hundred eighty (180) days after this corporation’s receipt of such Resale Assistance Request and ending ninety (90) days thereafter, the holders of a majority of the then outstanding shares of the requesting series of Preferred Stock may, by written request delivered to this corporation, require the corporation to redeem the then outstanding shares of such series of Preferred Stock. This corporation shall to the extent it may do so lawfully and in accordance with the terms of this Section 4, redeem in three (3) annual installments (each annual payment date being referred to herein as a “Redemption Date”) the outstanding shares of such series of Preferred Stock (other than Excluded Stock (as defined below)) by paying in cash therefor a sum per share equal to the greater of (i) the applicable Original Issue Price (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) and (ii) the fair market value of such share (measured as of the initial Redemption Date) as determined by an independent appraisal firm chosen and approved by this corporation’s Board of Directors (including, with respect to any redemption of the Series E Preferred Stock, the approval of the Series E Director (as defined below), whose approval may not be unreasonably withheld) (the greater of such values, the “Redemption Price”), plus such additional amount required pursuant to subsection 4(d), if any. The initial Redemption Date shall be a date no fewer than ten (10) and no more than thirty (30) days after the completion of the appraisal described below, which appraisal shall be completed not more than ninety (90) days after the corporation’s receipt of such written request for redemption. The number of shares of Series E Preferred Stock or Series F Preferred Stock that this corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of such series of Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies); provided, however, that Excluded Stock (as defined below) shall not be redeemed and shall be excluded from the calculations set forth in this sentence. Any redemption of Series E Preferred Stock or Series F Preferred Stock effected pursuant to this subsection 4(a) shall be made on a pro rata basis among the holders of such series of Preferred Stock in proportion to the aggregate Redemption Price of each such holder of such series of Preferred Stock would otherwise be entitled to receive on the applicable Redemption Date.

(b)        Appraisal. For purposes of this Section 4, the independent appraisal firm shall determine the “fair market value” of each share of Series E Preferred Stock or Series F Preferred Stock, as applicable, as the price per share that would be paid for one such share by a willing buyer to a willing seller in a market transaction assuming that all of this corporation’s Preferred Stock had converted to Common Stock at the then applicable conversion rates and that a material portion of this corporation’s shares of Common Stock were publicly traded on a national securities exchange in sufficient volume to provide a liquid trading market. The reasonable and customary fees and expenses of the appraisal firm will be paid one-half by this corporation and one-half by the participating holders of the series of Preferred Stock requesting such redemption. The corporation will pay the holders’ share and deduct such amount pro rata from the first payments to be made pursuant to subsection 4(a). This corporation shall make reasonably available to such appraiser sufficient information regarding this corporation’s business and financial condition necessary for such appraiser to conduct such appraisal, and to provide reasonable and appropriate access to the corporation’s directors, officers and key employees. This corporation will notify each holder of Series E Preferred Stock or Series F Preferred Stock, as applicable, of the appraiser’s determination of fair market value within two days following receipt thereof.

(c)        At least twenty (20) but no more than forty-five (45) days prior to each Redemption Date, written notice shall be delivered to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the series of Preferred Stock to be redeemed, at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the number of the shares of such series of Preferred Stock to be redeemed from such holder, the Redemption Price and the place at which payment may be obtained and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). If this corporation receives, on or prior to the fifteenth (15th) day after delivery of the first Redemption Notice to a holder of the applicable series of Preferred Stock, written notice from such holder that such holder elects to be excluded from the redemption provided in this Section 4, then the shares registered on the books of this corporation in the name of such holder at the time of this corporation’s receipt of such notice shall thereafter be “Excluded Stock”. Excluded Stock shall not be redeemed or redeemable pursuant to this Section 4, whether on the initial Redemption Date or thereafter. Except as provided in subsection 4(d), on or after each Redemption Date, each holder of Series E Preferred Stock or Series F Preferred Stock, as applicable, to be redeemed on such Redemption Date shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(d)        From and after each Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Preferred Stock designated for redemption on such Redemption Date in the Redemption Notice as holders of such series of Preferred Stock (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. If this corporation’s Available Funds (as defined below) on a Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those Available Funds will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed in proportion to the aggregate Redemption Price that each such holder would be entitled to receive pursuant to subsection 4(a). The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Thereafter, at each three month anniversary of the applicable Redemption Date prior to the next applicable Redemption Date (each such date, a “Quarterly Interim Redemption Date”), if this corporation has Additional Available Funds (as defined below), such funds will immediately be used to redeem the balance of the shares that this corporation has become obliged to redeem on any Redemption Date but that it has not redeemed. In the event that any share of Preferred Stock designated for redemption remain outstanding following the third annual Redemption Date, the Redemption Price with respect to such share shall be increased at a rate equal to ten percent (10%) of the Redemption Price per annum measured from the third annual Redemption Date until the date such share is actually redeemed (with such ten percent (10%) rate accruing on the basis of the actual number of days elapsed during any annual period).

(e)        Definitions.   For purposes of this Section 4:

(i)        “Available Funds” means

(A)        with respect to the initial Redemption Date, fifty percent (50%) of the funds of this corporation legally available for redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable,

(B)        with respect to the second Redemption Date, seventy-five percent (75%) of the funds of this corporation legally available for redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable, and

(C)        with respect to the third and final Redemption Date, one hundred percent (100%) of the funds of this corporation legally available for redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable.

(ii)        “Additional Available Funds” means

(A)        with respect to a Quarterly Interim Redemption Date falling during the period following the initial Redemption Date and prior to the second Redemption Date, (x) fifty percent (50%) of (y) (1) the funds of this corporation legally available for redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable, on such Quarterly Interim Redemption Date less (2) the funds of this corporation legally available for redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable, on the date one day after the immediately preceding Redemption Date or Quarterly Interim Redemption Date,

(B)        with respect to a Quarterly Interim Redemption Date falling during the period following the second Redemption Date and prior to the third and final Redemption Date, (x) seventy-five percent (75%) of (y) (1) the funds of this corporation legally available for redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable, on such Quarterly Interim Redemption Date less (2) the funds of this corporation legally available for redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable, on the date one day after the immediately preceding Redemption Date or Quarterly Interim Redemption Date, and

(C)        with respect to a Quarterly Interim Redemption Date following the third and final Redemption Date, one hundred percent (100%) of the funds of this corporation legally available for redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable, on such Quarterly Interim Redemption Date.

(f)        In determining the amount of this corporation’s legally available funds on a specified redemption date, the Board of Directors of this corporation shall, pursuant to §154 of Title 8 of the General Corporation Law, exclude from the corporation’s total liabilities any liability associated with the redeemability of shares of Series E Preferred Stock or Series F Preferred Stock to be redeemed at a subsequent redemption date unless such exclusion is unreasonable under the circumstances.

(g)        A redemption request may be withdrawn or terminated upon the request of the holders of a majority of the issued and outstanding shares of the applicable series of Preferred Stock (other than Excluded Stock) prior to the actual redemption of at least ten percent (10%) of the total number of shares of the applicable series of Preferred Stock to be redeemed pursuant to this Section 4. After any such withdrawn or terminated redemption request, the shares of the applicable series of Preferred Stock shall again be subject to redemption pursuant to this Section 4 upon the request of the holders of the applicable series of Preferred Stock as provided above following this corporation’s earlier receipt of a Resale Assistance Request. Following the initial Redemption Date, the shares of Series E Preferred Stock or Series F Preferred Stock, as applicable, constituting Excluded Stock shall no longer be redeemable pursuant to this Section 4.

5.        Conversion.   The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)        Right to Convert.   Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the “Conversion Rate”

for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for each series of Preferred Stock shall be the Original Issue Price applicable to such series; provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 5(d).

(b)        Automatic Conversion.

(i)        Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (A) this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which was not less than $25,000,000 in the aggregate (a “Qualified Public Offering”), (B) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis), or (C) the date that there is no longer at least 7,500,000 shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Preferred Stock).

(ii)        Each share of Series E Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for the Series E Preferred Stock immediately upon the earlier of (A) a Qualified Public Offering, (B) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series E Preferred Stock (voting as a separate series), or (C) the date that there are no longer at least 7,000,000 shares of Series E Preferred Stock outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series E Preferred Stock).

(iii)        Each share of Series F Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for the Series F Preferred Stock immediately upon the earlier of (A) this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1, the public offering price of which was not less than $100,000,000 in the aggregate, (B) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series F Preferred Stock (voting as a separate series), or (C) the date that there are no longer at least 700,000 shares of Series F Preferred Stock outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series F Preferred Stock).

(c)        Mechanics of Conversion.   Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with Automatic Conversion provisions of subsection 5(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d)        Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.   The Conversion Price of the Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be subject to adjustment from time to time as follows:

(i)        (A)   If this corporation shall issue, on or after the date upon which this Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price of the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest one-tenth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 5(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable. In the event that this corporation issues or sells, or is deemed to have issued or sold, shares of Additional Stock that results in an adjustment to the Conversion Price for the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock pursuant to the provisions of this Section 5(d) (the “First Dilutive Issuance”), and this corporation then issues or sells, or is deemed to have issued or sold, shares of Additional Stock in a subsequent issuance other than the First Dilutive Issuance that would result in further adjustment to such Conversion Price (a “Subsequent Dilutive Issuance”) pursuant to substantially the same instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the Conversion Price for the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, shall be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(B)        No adjustment of the Conversion Price for the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock shall be made in an amount less than one-tenth of one cent per share. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 5(d)(i) shall have the effect of increasing such Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)        In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)        In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors of this corporation irrespective of any accounting treatment.

(E)        In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1)        The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 5(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2)        The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 5(d)(i)(C) and (d)(i)(D)).

(3)        In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)        Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)        The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 5(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 5(d)(i)(E)(3) or (4).

(ii)        “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 5(d)(i)(E)) by this corporation on or after the Filing Date other than:

(A)        Common Stock issued pursuant to a transaction described in subsection 5(d)(iii) hereof;

(B)        Shares of Common Stock issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by this corporation’s Board of Directors;

(C)        Common Stock issued pursuant to a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended;

(D)        Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(E)        Common Stock issued in connection with a bona fide business acquisition of or by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise;

(F)        Common Stock issued or deemed issued pursuant to subsection 5(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 5(d);

(G)        Common Stock issued upon conversion of the Preferred Stock;

(H)        Common Stock issued pursuant to any equipment leasing arrangement or debt financing from a bank or similar financial institution approved by this corporation’s Board of Directors, provided such financing is primarily for non-equity financing purposes; or

(I)        Common Stock issued to persons or entities with which this corporation has business relationships, provided such issuances are approved by this corporation’s Board of Directors and are primarily for non-equity financing purposes, and provided further that, in the event of an issuance in excess of 100,000 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), such issuance is approved by at least seventy-five percent of this corporation’s Board of Directors.

(iii)        In the event this corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv)        If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)        Other Distributions.   In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 5(d)(iii), then, in each such case for the purpose of this subsection 5(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f)        Recapitalizations.   If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g)        No Fractional Shares and Certificate as to Adjustments.

(i)        No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and the corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii)        Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 5, this corporation, at its expense, shall promptly, in each case no later than fifteen (15) business days, compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(h)        Notices of Record Date.   In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(i)        Reservation of Stock Issuable Upon Conversion.   This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.

(j)        Notices.   Any notice required by the provisions of this Section 5 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

(k)        Waiver of Adjustment to Conversion Price.   Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock pursuant to Section 5(d)(i) may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of each of the affected series, in each case voting separately as a series. Any such waiver shall bind all future holders of shares of such Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable.

6.        Voting Rights.

(a)        General Voting Rights.   The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)        Voting for the Election of Directors.   As long at least 7,000,000 shares of Series E Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) remain outstanding, the holders of a majority of such shares of Series E Preferred Stock shall be entitled to elect one (1) director of this corporation at any election of directors. The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation.

7.        Protective Provisions.

(a)        So long as any shares of Preferred Stock are outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis):

(i)        consummate a Liquidation Event;

(ii)        authorize or issue, or obligate itself to issue, any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, any series of Preferred Stock with respect to dividends, liquidation or redemption, other than the issuance of any authorized but unissued shares of Preferred Stock designated in this Restated Certificate of Incorporation (including any security convertible into or exercisable for such shares of Preferred Stock);

(iii)        redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), directly or indirectly, through any subsidiaries or otherwise, any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (1) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal, or (ii) the redemption of any share or shares of Series E Preferred Stock in accordance with Section 4;

(iv)        amend this corporation’s Certificate of Incorporation or Bylaws; or

(v)        pay or declare any dividends.

(b)        So long as at least 7,000,000 shares of Series E Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) are outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series E Preferred Stock (voting as a separate series):

(i)        amend this corporation’s Certificate of Incorporation or Bylaws in a manner which adversely affects the rights of the Series E Preferred Stock in a different manner than any other series of Preferred Stock (including an amendment to this corporation’s Certificate of Incorporation that changes the amount or seniority of the dividend payment, liquidation preference (including participation rights) or redemption rights of any other existing series of Preferred Stock or that increases the rate at which such other existing series of Preferred Stock converts to Common Stock); provided that the mere authorization or issuance of any new equity securities of this corporation, including those that have terms senior or pari passu in any respect to the Series E Preferred Stock, shall be deemed not to adversely affect the rights of the Series E Preferred Stock;

(ii)        increase or decrease (other than by redemption or conversion) the total number of authorized or designated shares of Series E Preferred Stock;

(iii)        amend this corporation’s Certificate of Incorporation in a manner that would cause or permit the conversion of any outstanding shares of Series E Preferred Stock without the prior written election or consent of the holders of a majority of the outstanding shares of Series E Preferred Stock; or

(iv)        amend this corporation’s Restated Certificate of Incorporation to remove any requirement for a separate vote of the Series E Preferred Stock contained herein.

(c)        So long as at least 1,500,000 shares of Series F Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) are outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series F Preferred Stock (voting as a separate series):

(i)        amend this corporation’s Certificate of Incorporation or Bylaws, or approve any charter reorganizing the corporation under the laws of another state, in either case so as to alter, amend or modify the rights of the Series F Preferred Stock (other than, in the case of a reincorporation of this corporation, changes related solely to differences required by the laws of the new state of incorporation);

(ii)        increase or decrease (other than by redemption or conversion) the total number of authorized or designated shares of Series F Preferred Stock;

(iii)        take any action that results in less than a majority of the members of the Board of Directors being independent. For purposes hereof, “independent” shall be determined according to Rule 303A.2 of the New York Stock Exchange;

(iv)        redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), directly or indirectly, through any subsidiaries or otherwise, any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (1) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal, or (ii) the redemption of any share or shares of Series E Preferred Stock or Series F Preferred Stock in accordance with Section 4; or

(v)        pay or declare any dividends.

8.        Status of Redeemed or Converted Stock.   In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Section 4 or Section 5 hereof, the shares so redeemed or converted shall be cancelled and shall not be issuable by this corporation. The Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

C.        Common Stock.   The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1.        Dividend Rights.   Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2.        Liquidation Rights.   Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3.        Redemption.   The Common Stock is not redeemable at the option of the holder.

4.        Voting Rights.   The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

The number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

1.        Limitation of Liability.   To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2.        Change in Rights.   Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE X

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by Title 8 of the General Corporation Law or other statutes or laws of the State of Delaware, the board of directors is expressly authorized to provide indemnification of directors, officers, employees, agents, and other persons to the fullest extent permitted by law through bylaw provisions, agreements with indemnitees, vote of stockholders or disinterested directors or otherwise.

ARTICLE XII

In connection with repurchases by this corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which the corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

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